As filed with the Securities and Exchange Commission on December 1, 2023.

Registration No. 333-

UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PREMIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-2477140
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(704) 357-0022

(Address of Principal Executive Offices) (Zip Code)

Premier, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

David L. Klatsky

General Counsel

Premier, Inc.

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(704) 357-0022

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copy to:

Heidi Steele, Esq.

McDermott Will & Emery LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606-0029

(312) 984-3624

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Premier, Inc. 2023 Equity Incentive Plan as required by Rule 428(b)(1). These documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Premier, Inc. (the “Company” or the “Registrant”) (SEC File No. 1-36092) with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023;

(b)

The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June  30, 2023, from the Company’s Definitive Proxy Statement on Schedule 14A dated October 18, 2023;

(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023;

(d)	The Company’s Current Reports on Form 8-K filed with the SEC on July 25, 2023, August 15, 2023, and September 12, 2023;

(e)

The description of the Company’s Class A Common Stock, $0.01 par value per share (the “Common Stock”) contained in Exhibit 4.1.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020; and

(f)

All other documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

To the extent that any information contained in any of the foregoing documents or any exhibit thereto was or is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was illegal. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, for any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our certificate of incorporation provides that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our certificate of incorporation also provides that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any threatened, pending or completed action or proceeding, and permits us to secure insurance on behalf of any officer or director for any liability against such person regardless of whether we would otherwise be permitted to indemnify such person under the provisions of the certificate of incorporation or otherwise.

We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the board of directors. With certain exceptions, these agreements provide for indemnification of expenses and liabilities (including, among other things, attorneys’ fees, judgements, fines, ERISA excise taxes and penalties and settlement amounts) incurred by the indemnified individual in connection with a proceeding related to such person’s service to us as a director or executive officer.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under or based on any statute or provision of our certificate of incorporation or our bylaws or an agreement or vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we acknowledge that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Premier, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 (File No. 333-190828) filed with the SEC on August 26, 2013).

4.2	Amended and Restated Bylaws of Premier, Inc., effective as of August 10, 2023 (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on August 23, 2023).

4.3	Form of Class A Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the registration statement on Form S-1 (File No. 333-190828) filed with the SEC on September 16, 2013).

4.4	Description of Securities (Incorporated by reference to Exhibit 4.1.1 of our Annual Report on Form 10-K filed on August 25, 2020).

5.1*	Opinion of McDermott, Will & Emery.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of McDermott, Will & Emery (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this registration statement).

99.1*	Premier, Inc. 2023 Equity Incentive Plan.

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on the 1st day of December, 2023.

PREMIER, INC.

By:	/s/ Michael J. Alkire
Name:	Michael J. Alkire
Title:	President, Chief Executive Officer and
Director

POWER OF ATTORNEY

Each of the undersigned executive officers and directors of Premier, Inc. hereby severally constitute and appoint each of Michael J. Alkire, Craig S. McKasson and David L. Klatsky as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Alkire Michael J. Alkire	President, Chief Executive Officer and Director (principal executive officer)	December 1, 2023

/s/ Craig S. McKasson Craig S. McKasson	Chief Administrative and Financial Officer and Senior Vice President (principal financial and accounting officer)	December 1, 2023

/s/ John T. Bigalke John T. Bigalke	Director	December 1, 2023

/s/ Helen M. Boudreau Helen M. Boudreau	Director	December 1, 2023

/s/ Jody R. Davids Jody R. Davids	Director	December 1, 2023

/s/ Peter S. Fine Peter S. Fine	Director	December 1, 2023

/s/ Marc D. Miller Marc D. Miller	Director	December 1, 2023

/s/ Marvin R. O’Quinn Marvin R. O’Quinn	Director	December 1, 2023

/s/ Richard J. Statuto Richard J. Statuto	Director	December 1, 2023

/s/ Ellen C. Wolf Ellen C. Wolf	Director	December 1, 2023